As filed with the Securities and Exchange Commission on February 23, 2012

Registration No. 333-62273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BERKSHIRE HATHAWAY INC.

and

OBH, INC.

(See Explanatory Note immediately following this facing page)

(Exact name of Registrant as specified in its Charter)

Delaware	47-0813844
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3555 Farnam Street

Omaha, Nebraska 68131

(402) 346-1400

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Berkshire Hathaway Inc. 1996 Stock Option Plan, as Amended and Restated

(Full Title of the Plan)

Marc D. Hamburg

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

(402) 346-1400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy To:

Mary Ann Todd

Munger, Tolles & Olson LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

The sole purpose of this amendment is to remove from registration shares of common stock remaining unsold at the termination of an offering.

This Post-Effective Amendment No. 2 amends the Registration Statement on Form S-8, file number 333-62273 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) on August 26, 1998, as amended by the Post-Effective Amendment No. 1 thereto (the “First Amendment”), filed with the Commission on June 16, 1999. The Registration Statement relates to 11,702 shares of Class B Common Stock, par value $0.1667 per share, of Berkshire Hathaway Inc. pursuant to the Berkshire Hathaway Inc. 1996 Stock Option Plan, as Amended and Restated. The Registration Statement was filed in connection with a business combination effected on December 21, 1998 between Berkshire Hathaway Inc. (which had been renamed “OBH, Inc.” and shall be referred to herein as “Old Berkshire”) and General Re Corporation (“General Re”) (the “Merger Agreement”). Pursuant to the Merger Agreement, Old Berkshire and General Re each became wholly owned subsidiaries of NBH, Inc., a newly formed holding company (“New Berkshire”), which took the name “Berkshire Hathaway Inc.” The Merger Agreement also provided that, under certain circumstances, the business combination would have been restructured such that General Re would have merged with, and become, a wholly owned subsidiary of Old Berkshire rather than New Berkshire (the “Alternative Transaction”). Therefore, the Registration Statement constituted the registration statement of New Berkshire or, if the Alternative Transaction occurred, of Old Berkshire. Because the Alternative Transaction did not occur, and no shares of Old Berkshire common stock were issued pursuant to the Registration Statement, the First Amendment removed from registration all shares of Old Berkshire common stock registered pursuant to the Registration Statement. The Registration Statement remained the registration statement of the shares of New Berkshire common stock registered pursuant thereto. The offering of such shares of New Berkshire common stock has terminated.

New Berkshire hereby removes from registration, by means of this Post-Effective Amendment No. 2, the registered shares of New Berkshire that were unsold at the termination of the offering pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-8 and have duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on February 23, 2012.

BERKSHIRE HATHAWAY INC.

/s/ Marc D. Hamburg
Marc D. Hamburg
Senior Vice President and Chief Financial Officer

[Post-Effective Amendment - 333-62273]

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Warren E. Buffett	Chairman of the Board and Director	February 23, 2012
Warren E. Buffett	(principal executive officer)

/s/ Marc D. Hamburg	Senior Vice President and Chief	February 23, 2012
Marc D. Hamburg	Financial Officer (principal financial officer)

/s/ Daniel J. Jaksich	Controller (principal accounting officer)	February 23, 2012
Daniel J. Jaksich

/s/ Charles T. Munger	Vice-Chairman of the Board and Director	February 23, 2012
Charles T. Munger

/s/ Walter Scott, Jr.	Director	February 23, 2012
Walter Scott, Jr.

/s/ Howard G. Buffett	Director	February 23, 2012
Howard G. Buffett

/s/ Ronald L. Olson	Director	February 23, 2012
Ronald L. Olson

/s/ Susan L. Decker	Director	February 23, 2012
Susan L. Decker

/s/ William H. Gates III	Director	February 23, 2012
William H. Gates III

/s/ David S. Gottesman	Director	February 23, 2012
David S. Gottesman

[Signatures continue on following page.]

[Post-Effective Amendment - 333-62273]

/s/ Charlotte Guyman	Director	February 23, 2012
Charlotte Guyman

/s/ Donald R. Keough	Director	February 23, 2012
Donald R. Keough

/s/ Thomas S. Murphy	Director	February 23, 2012
Thomas S. Murphy

/s/ Stephen B. Burke	Director	February 23, 2012
Stephen B. Burke

[Post-Effective Amendment - 333-62273]